Exhibit 99.1

Wednesday, April 11, 2018
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.57

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal, National Association, today announced quarterly earnings of $49,271,000 or $0.57 per diluted share for the quarter ended March 31, 2018 compared to $42,070,000 or $0.47 per diluted share for the quarter ended March 31, 2017, a $0.10 or 21% increase in fully diluted earnings per share. Return on equity for the quarter ended March 31, 2018 was 9.81% compared to 8.37% for the quarter ended March 31, 2017. Return on assets for the quarter ended March 31, 2018 was 1.26% compared to 1.13% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, “We are pleased with the continued strength of our core operations; net interest margin for the quarter grew from 3.15% to 3.25% and other key profitability measures improved markedly versus the same quarter last year. We are investing heavily in our employees, our technology and our compliance programs. As a result, expenses have increased and our efficiency ratio now stands at 50.7%. Next quarter we are delivering a new treasury management system to our commercial clients that enables them to process transactions more securely and efficiently than ever before. Our balance sheet strength and the robust western markets we serve provide us with reasons to be optimistic about the future.”
Total assets were $15.6 billion as of March 31, 2018 compared to $15.3 billion as of September 30, 2017. Asset growth since September 30, 2017 resulted primarily from a $341 million increase in net loans receivable and a $70 million increase in held-to-maturity securities.

Customer deposits increased by $304 million or 2.8% since September 30, 2017 and totaled $11.1 billion as of March 31, 2018. Transaction accounts increased by $102 million or 1.6% during that period, while time deposits increased $202 million or 4.5%. The Company continues to focus on growing transaction accounts to lessen sensitivity to rising interest rates and reduce interest expense. As of March 31, 2018, 58.0% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 93.4% of deposits at March 31, 2018.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $2.3 billion as of March 31, 2018 and $2.2 billion at September 30, 2017. The weighted average rate for FHLB borrowings was 2.62% as of March 31, 2018 and 2.80% at September 30, 2017, the decline being due to the maturity of some long-term FHLB advances.
Loan originations totaled $819 million for our second fiscal quarter 2018 compared to $944 million of originations in the same quarter one year ago. Partially offsetting loan originations in each of these quarters were loan repayments of $744 million and $711 million, respectively. Commercial loans represented 64% of all loan originations during our second fiscal quarter 2018 and consumer loans accounted for the remaining 36%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans due to the fact they generally have floating interest rates and shorter durations. The weighted average interest rate on loans was 4.35% as of March 31, 2018, an increase from 4.28% as of September 30, 2017.
Asset quality remained strong and the ratio of non-performing assets to total assets improved to 0.45% as of March 31, 2018 compared to 0.53% at March 31, 2017 and 0.46% at September 30, 2017. Since September 30, 2017, real estate owned decreased by $5 million, or 23%, and non-accrual loans increased by $4 million, or 9%. Delinquent loans were 0.40% of total loans at March 31, 2018 compared to 0.65% at March 31, 2017 and 0.40% at September 30, 2017. The allowance for loan losses and reserve for unfunded commitments totaled $134 million as of March 31, 2018 and was 1.07% of gross loans outstanding, as compared to $131 million or 1.07% of gross loans outstanding at September 30, 2017.

On February 23, 2018, the Company paid a regular cash dividend of $0.17 per share, which represented the 140th consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,673,436 shares of common stock at a weighted average price of $34.66 per share and has authorization to repurchase approximately 4,080,149 additional shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2017, tangible common stockholders’ equity per share increased by $0.20 or 1.0% to $19.78 and the ratio of tangible common equity to tangible assets remained strong at 10.94% as of March 31, 2018.
Net interest income was $117 million for the quarter, an increase of $9.6 million or 8.9% from the same quarter in the prior year. The increase in net interest income from the prior year was primarily due to both higher balances and yield. Average earning assets increased by $759 million, or 5.5%. Net interest margin increased to 3.25% in the first fiscal quarter of 2018 from 3.15% for the same quarter in the prior year. The margin increase is primarily due to changes in the mix of interest earning assets, higher yields on variable rate loans, cash and investments, as well as a lower rate on FHLB advances due to the maturity of some higher cost long-term advances.
The Company recorded a release of loan loss allowance of $950 thousand in the second fiscal quarter of 2018 compared with a release of $1.6 million in the same quarter of 2017 as net recoveries in both quarters were largely offset by strong growth in the loan portfolio. Net recoveries were $1.4 million for the second fiscal quarter of 2018 compared to $5.2 million for the prior year's quarter.
Total other income was $12.6 million for the second fiscal quarter of 2018, an increase of $2.5 million from $10.1 million in the same quarter of the prior year. The increase from the prior year was primarily due to a $1.5 million increase in deposit fee income, which was driven by the 2017 launch of the Company's new "Green Checking" product. In March 2018, the Company reached a preliminary agreement with the FDIC to terminate its loss share agreements. The preliminary agreement is consistent with the estimates that had been recorded by the Company as of December 31, 2017 and final settlement is expected to occur in the third fiscal quarter of 2018. All future recoveries, gains, losses and expenses related to the previously covered assets will now be recognized entirely by the Company and the FDIC will no longer share in such gains or losses.
Total operating expenses were $65.8 million in the second fiscal quarter of 2018, an increase of $8.3 million or 14.5% from the prior year's quarter. Compensation and benefits costs increased by $2.8 million primarily due to headcount increases and cost of living adjustments since last year. Information technology costs increased by $2.1 million and other expenses increased by $3.4 million as both were elevated due to ongoing initiatives to enhance the Company's overall technology platform and its Bank Secrecy Act program. The Company’s efficiency ratio in the second fiscal quarter of 2018 was 50.7% compared to 48.8% for the same period one year ago. The increase in the efficiency ratio is due to the aforementioned elevated expenses. The efficiency ratio was 48.9% for the six months ended March 31, 2018.
On December 22, 2017, the Tax Cuts and Jobs Act was enacted and it provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended, such as a reduction in the federal corporate tax rate from 35% to 21% effective from January 1, 2018 forward and changes or limitations to certain tax deductions. The Company has a fiscal year end of September 30, so the change to the corporate tax rate results in a blended federal statutory tax rate for its fiscal year 2018. The financial statements for the first fiscal quarter of 2018 were impacted by discrete tax benefits of $3.7 million recognized related to the revaluation of deferred tax assets and liabilities as well as tax benefits related to stock based compensation. For the six months ended March 31, 2018, the Company recorded federal and state income tax expense of $24.5 million, which equates to a 19.5% effective tax rate. The Company estimates that its annual effective tax rate for its full fiscal 2018 (blended rate year) will be approximately 21-23%. This compares to an effective tax rate of 32.3% for the fiscal year ended September 30, 2017. Looking forward, the Company expects the effective tax rate for fiscal 2019 to be approximately 20-22%.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 237 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.

Non-GAAP Financial Measures
Adjusted pre-tax income of $134.0 million for the six months ended March 31, 2018 is calculated by adding back the FDIC loss share valuation adjustments of $8.6 million to pre-tax income of $125.4 million.
Adjusted other income of $27.9 million for the six months ended March 31, 2018 is calculated by adding back the FDIC loss share valuation adjustments of $8.6 million to other income of $19.4 million.
Adjusted efficiency ratio of 48.9% for the six months ended March 31, 2018 is calculated by dividing total operating expense of $127.7 million by adjusted total income of $261.0 million (net interest income of $233.0 million plus adjusted other income of $27.9 million).
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
Additional Information
In connection with the proposed transaction with Anchor Bancorp ("Anchor") pursuant to which Anchor will merge with and into the Company (the "Merger"), the Company has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") which contains a proxy statement/prospectus to be distributed to the shareholders of Anchor in connection with their vote on the Merger. Each party will also file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision regarding the transaction, shareholders of Anchor are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that is part of the registration statement, as well as any amendments or supplements to these documents, when they become available, because they will contain important information about the Merger. The final proxy statement/prospectus will be mailed to shareholders of Anchor. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge by accessing the Company’s website at www.washingtonfederal.com or by writing the Company at 425 Pike Street, Seattle, WA 98101, Attention: Investor Relations or calling (206) 626-8178, or by writing Anchor at 601 Woodland Square Loop SE, Lacey, WA 98503, Attention: Corporate Secretary or calling (360) 537-1388.
Participants in the Transaction
The Company, Anchor, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Anchor shareholders in favor of the approval of the Merger with Anchor. Information about the directors and executive officers of the Company and their ownership of Company stock is included in the proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on December 7, 2017. Information about the directors and executive officers of Anchor and their ownership of Anchor stock is set forth in the proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on November 9, 2017, and also will be included in the proxy statement/prospectus for the Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus regarding the proposed Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

# # #

Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2018	September 30, 2017
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$256,808	$313,070
Available-for-sale securities, at fair value	1,269,271	1,266,209
Held-to-maturity securities, at amortized cost	1,716,566	1,646,856
Loans receivable, net of allowance for loan losses of $127,576 and $123,073	11,224,088	10,882,622
Interest receivable	43,931	41,643
Premises and equipment, net	265,388	263,694
Real estate owned	15,904	20,658
FHLB and FRB stock	126,990	122,990
Bank owned life insurance	213,274	211,330
Intangible assets, including goodwill of $301,368 and $293,153	312,303	298,682
Federal and state income tax assets, net	1,414	—
Other assets	187,193	185,826
	$15,633,130	$15,253,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,463,301	$6,361,158
Time deposit accounts	4,675,555	4,473,850
	11,138,856	10,835,008
FHLB advances	2,325,000	2,225,000
Advance payments by borrowers for taxes and insurance	41,285	56,631
Accrued expenses and other liabilities	139,316	131,253
	13,644,457	13,247,892
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 135,334,158 and 134,957,511 shares issued; 84,749,203 and 87,193,362 shares outstanding	135,334	134,958
Additional paid-in capital	1,664,275	1,660,885
Accumulated other comprehensive (loss) income, net of taxes	8,899	5,015
Treasury stock, at cost; 50,584,955 and 47,764,149 shares	(935,039)	(838,060)
Retained earnings	1,115,204	1,042,890
	1,988,673	2,005,688
	$15,633,130	$15,253,580
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$23.47	$23.00
Tangible common stockholders' equity per share	19.78	19.58
Stockholders' equity to total assets	12.72%	13.15%
Tangible common stockholders' equity to tangible assets	10.94%	11.41%

Weighted average rates at period end
Loans and mortgage-backed securities	4.06%	3.96%
Combined loans, mortgage-backed securities and investments	3.94	3.82
Customer accounts	0.65	0.54
Borrowings	2.62	2.80
Combined cost of customer accounts and borrowings	0.99	0.92
Net interest spread	2.95	2.90

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
	(In thousands, except share data)		(In thousands, except share data)
INTEREST INCOME
Loans receivable	$126,529	$116,034	$251,040	$230,869
Mortgage-backed securities	17,667	16,226	34,566	29,015
Investment securities and cash equivalents	4,883	3,938	9,253	9,078
	149,079	136,198	294,859	268,962
INTEREST EXPENSE
Customer accounts	16,414	12,392	31,052	25,409
FHLB advances and other borrowings	15,364	16,079	30,771	32,674
	31,778	28,471	61,823	58,083
Net interest income	117,301	107,727	233,036	210,879
Provision (release) for loan losses	(950)	(1,600)	(950)	(1,600)
Net interest income after provision (release) for loan losses	118,251	109,327	233,986	212,479

OTHER INCOME
Gain on sale of investment securities	—	—	—	968
FDIC loss share valuation adjustments	—	—	(8,550)	—
Loan fee income	780	1,087	1,815	2,421
Deposit fee income	6,403	4,904	13,089	10,089
Other Income	5,404	4,145	13,028	8,554
	12,587	10,136	19,382	22,032
OTHER EXPENSE
Compensation and benefits	31,625	28,833	61,244	55,827
Occupancy	9,013	9,091	17,684	17,541
FDIC insurance premiums	2,852	2,910	5,672	5,749
Product delivery	3,665	3,489	7,621	6,850
Information technology	8,781	6,686	16,710	13,137
Other	9,851	6,458	18,797	12,704
	65,787	57,467	127,728	111,808
Gain (loss) on real estate owned, net	(278)	795	(232)	1,193
Income before income taxes	64,773	62,791	125,408	123,896
Income tax provision	15,502	20,721	24,467	40,580
NET INCOME	$49,271	$42,070	$100,941	$83,316

PER SHARE DATA
Basic earnings per share	$0.58	$0.47	$1.17	$0.93
Diluted earnings per share	0.57	0.47	1.17	0.93
Cash dividends per share	0.17	0.40	0.32	0.54
Basic weighted average shares outstanding	85,647,494	89,382,416	86,299,885	89,346,294
Diluted weighted average shares outstanding	85,747,167	89,736,320	86,422,077	89,732,042

PERFORMANCE RATIOS
Return on average assets	1.26%	1.13%	1.31%	1.12%
Return on average common equity	9.81	8.37	10.03	8.34
Net interest margin	3.25	3.15	3.26	3.08
Efficiency ratio (a)	50.65	48.76	48.94	48.00
(a) Efficiency ratio for the six months ended March 31, 2018 excludes the impact of $8.55 million reduction to other income related to FDIC loss share valuation adjustments.